EXHIBIT 2.1
                                                      -----------

                    STOCK PURCHASE AGREEMENT


     This STOCK PURCHASE AGREEMENT (this "Agreement") is made as of March 6, 1998, by and among THE FURIA ORGANIZATION, INC., a Delaware corporation ("Purchaser"), and PAUL STEVENS GROUP (as herein defined) and JOHN CHARLES SKIP HEADEN the holders of an aggregate of 100% of the outstanding shares of capital stock of AMERICOM TELECOMMUNICATIONS CORPORATION , a Delaware corporation (individually a "Shareholder" and collectively the "Shareholders"), and AMERICOM TELECOMMUNICATIONS CORPORATION ("ATC" and with the Shareholders collectively the "ATC Parties").

                    RECITALS OF THE PARTIES:

     WHEREAS, as of the date hereof, the Shareholders own all of the issued and outstanding shares of the capital stock of Americom Telecommunications Corporation ("ATC"); and

     WHEREAS, Purchaser desires to acquire such shares of capital stock of ATC held by the Shareholders, and the Shareholders desire to sell to Purchaser or its designee all of said shares of capital stock pursuant to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                           AGREEMENTS:

1.   DEFINITIONS

     1.1 General Definitions. Unless otherwise stated in this Agreement, the following terms shall have the following meanings:

"Acquisition Shares":  As defined in Section 2.2 hereof.

"Affiliate": Any Person that, directly or indirectly, controls, or is controlled by or under common control with, another Person. For the purposes of this definition, "control" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.

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"Assets":  As defined in Section 3.10 hereof.

"ATC":  Means Americom Telecommunications Corporation.

"ATC Balance Sheet".  As defined in Section 3. 9 (a)  hereof.

"ATC Bank Accounts".  As defined in Section 3.10 (e) hereof.

"ATC Financial Statements".  As defined in Section 3.9(a) hereof.

"ATC Shares". The shares of ATC Common Stock (par value $0.0001) owned by the Shareholders and to be purchased by the Purchaser.

 "Business": Means the business acquired or to be acquired by Purchaser pursuant to this Agreement which may be more particularly described as all of the business operations of ATC including the business operations which have been conducted by ATC since their respective dates of formation.

"Damages ":  As defined in Section 6.2 hereof.

"Debt":  All obligations for borrowed money.

"Disclosure Schedules: The package of disclosure schedules to this Agreement delivered by the Shareholders and/or ATC to Purchaser upon execution hereof and incorporated by reference to the Section of this Agreement to which each such schedule relates.

"Environmental Laws": All federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder, governing (a) air emissions,
(b) discharges to surface water or ground water, (c) solid or liquid waste disposal, (d) the use, storage, generation, handling, transport, discharge, release, or disposal of toxic or hazardous substances or wastes, or (e) other environmental, health or safety matters, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Clean Air Act, the Occupational Safety and Health Act of 1970 ("OSHA"), the Safe Drinking Water Act, the Toxic Substances Control Act, the Superfund Amendments and Reauthorization Act of 1986, and other environmental conservation or protection laws.

"Exchange Act": Means the Securities Exchange Act of 1934, as amended.

"FOI Acquisition Shares":  As defined in Section 2.2 hereof.

"FOI Balance Sheet":  As defined in Section 4.4(a) hereof.

"FOI Financial Statements":  As defined in Section 4.4(a) hereof.

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"GAAP":  As defined in Section 1.2 hereof.

"Governmental Body": Any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency, authority or instrumentality, domestic or foreign.

"Hazardous Materials": Means waste, substance, materials, smoke, gas or particulate matter designated as hazardous, toxic or dangerous under any Environmental Law.

"Indemnification Claim":  As defined in Section 6.5 hereof.

"Indemnification Notice":  As defined in Section 6.5 hereof.

"Indemnitor":  As defined in Section 6.5 hereof.

"Insolvency Laws": Means bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

"Leases":  As defined in Section 3.9(d) hereof.

"Lien": All mortgages, deeds of trust, claims, liens, security interests, pledges, conditional sale contracts, claims, rights of first refusal, options, charges, liabilities, obligations, agreements, privileges, liberties, easements, rights-of-way, powers of attorney, limitations, reservations, restrictions and other encumbrances of any kind.

"Material Adverse Effect": Any change, development or effect (individually or in the aggregate) in the general affairs, management, business, goodwill, results of operations, condition (financial or otherwise), assets, liabilities or prospects (whether or not the result thereof would be covered by insurance) that will or can reasonably be expected to result in a cost, expense, charge, liability, loss of revenue or diminution in value equal to or greater than $ 10,000.00.

"Material Contracts":  As defined in Section 3.8 hereof.

"Order": Any order, writ, injunction, decree, judgment, award or determination of any Governmental Body.

"Paul Stevens Group". Those persons listed in Exhibit 1.1 hereof.

"Permits": All permits, authorizations, certificates, approvals, registrations, variances, exemptions, rights-of-way, franchises, privileges, immunities, grants, ordinances, licenses and other rights of every kind and character (a) under any (1) federal, state, local or foreign statute, ordinance or regulation, (2) Order or (3) contract with any Governmental Body or (b) granted by any Governmental Body.

"Permitted Encumbrances": (a) Liens for Taxes and assessments not yet due and payable and (b) such Liens, minor imperfections of title and easements on real property, which do not in any

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material respect detract from the value of such real property and do not interfere with the present use of the property.

"Person": An individual, partnership, joint venture, corporation, company, limited liability company, bank, trust, unincorporated organization, Governmental Body or other entity or group.

"Proceeding": Any action, order, claim, suit, proceeding, litigation, investigation, inquiry, review or notice.

"Property": That property both real and personal owned by ATC and used in connection with the operation of the Business;
specifically property referred to in ATC Financial Statements.

"Purchaser": As defined in the Introduction hereof, together with the designee of such Purchaser, if any, as permitted by
Section 7.7(c) hereof.

"Purchaser Indemnitee":  As defined in Section 6.2 hereof.

"SEC":  Means the U.S. Securities and Exchange Commission.

"Securities Act":  Means the Securities Act of 1933, as amended.

"Shareholders":  Means Paul Stevens Group and John Charles Skip
Headen.

"Subsidiary" or "Subsidiaries" with respect to any corporation shall mean any other corporation of which at least a majority of the securities having by their terms ordinary voting power to elect a majority of the Board of Directors of such other corporation is at the time directly or indirectly owned or controlled by such first corporation, or by such first corporation and one or more of its Subsidiaries.

"Taxes": Any federal, state, local or foreign income, sales, excise, real or personal property or other taxes, assessments, fees, levies, imposts, duties, deductions or other charges of any nature whatsoever (including, without limitation, interest and penalties) imposed by any law, rule or regulation.

"Transaction" or "Transactions": The acquisition of stock and the performance of the other covenants and transactions contemplated by this Agreement.

"Transaction Expenses": Means legal fees and accounting fees incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Transactions.

"U.S.":  The United States of America.

Other terms shall have the meaning ascribed to elsewhere herein.

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     1.2  Accounting Terms and Definitions.  Unless otherwise
specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a consistent basis (except for changes concurred in by the preparing party's independent accountants) ("GAAP").

     1.3 Closing. The delivery, and the purchase and acceptance of the FOI Acquisition Shares and the ATC Shares and the confirmation of the transaction contemplated herein (the "Closing") shall take place at the offices of Arter & Hadden, 1717 Main Street, Suite 4100, Dallas, Texas 75201, at 11:00 a.m. on the Closing Date, which shall be February 26, 1998 (the "Closing Date"), or any other date, place or time agreed upon by the parties.

2.   PURCHASE AND SALE OF STOCK

     2.1 Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, the Shareholders shall sell, transfer and deliver to Purchaser or its designee, and Purchaser or such designee shall purchase, all of the outstanding shares of capital stock of ATC (the "Stock").

     2.2 Exchange. On the terms and subject to the conditions herein expressed, and based upon the representations, warranties and agreements contained herein, the Purchaser agrees to transfer and assign an aggregate of 75,000,000 fully paid, non-assessable shares (the "Acquisition Shares") of common stock, par value $0.0001 per share, of the Purchaser (the "FOI Common Stock") to the Shareholders in the following specific amounts to each such
Shareholder:

              Shareholder           Acquisition Shares
       --------------------------   ------------------
         Paul Stevens Group             56,805,000
         John Charles Skip Headen       18,195,000
                                        ----------
                 TOTAL                  75,000,000


     2.3 Deliveries By Shareholders. Upon execution of this Agreement, each of the Shareholders shall deliver to Purchaser, or cause ATC to deliver, (i) certificates representing all of the shares of Stock held of record by such Shareholder, duly endorsed in blank and accompanied by duly executed instruments of transfer, which shall transfer to Purchaser good title to the Stock, free and clear of all Liens, and (ii) the corporate minute books, stock transfer ledgers, blank certificate books and corporate seals of ATC and any predecessor companies, if any. In addition, upon execution of this Agreement, Purchaser shall issue and deliver to each of the Shareholders, an original stock certificate executed in accordance with the Bylaws of the

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Purchaser for that number of Acquisition Shares set forth in, or by reference to, Section 2.2 hereof. None of the deliveries contemplated in this Section shall be complete until all such deliveries are complete.

3.   REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each of the Shareholders, jointly and severally, hereby represents and warrants to Purchaser that the following are true and correct as of the date of this Agreement, regardless of what investigations, if any, Purchaser shall have made prior hereto:

     3.1 Organization; Qualification. ATC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ATC has full corporate power and authority to own and lease all of the properties and assets it now owns and leases and to carry on its ,0 as now being conducted. ATC is duly qualified as a foreign corporation and is in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the Business conducted by it makes such qualification necessary, except where the failure so to qualify would not have a Material Adverse Effect on ATC.

     3.2 Authority Relative to this Agreement. This Agreement has been duly and validly executed and delivered by the Shareholders, and constitutes a legal, valid and binding obligation of the Shareholders, enforceable against each of them in accordance with its terms except as enforcement hereof may be limited by Insolvency Laws. Neither of the Shareholders is suffering under any legal disability which would prevent him from executing, delivering or performing his obligations under the this Agreement or consummating the Transactions, make such execution, delivery, performance or consummation voidable or subject to necessary ratification and no signature or consent of any third party is necessary in connection therewith for the Transactions to be binding upon and enforceable against the Shareholders and their property.

     3.3 Capitalization. The authorized capital stock of ATC consists of 20,000,000 shares of Common Stock, of which, as of the date hereof, 20,000,000 shares of Common Stock are validly issued and outstanding, fully paid and nonassessable. As of the date hereof, there are no shares of Common Stock held in the treasury of ATC. The Common Stock is the only issued and outstanding class of Stock of ATC. There is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating ATC to issue, sell, exchange or otherwise dispose of, or to purchase, redeem or otherwise acquire any ownership interest of ATC or any securities convertible into any ownership interest of ATC. There are no voting trusts, shareholders agreements or other voting arrangements by or between the shareholders of ATC, whether or not ATC is a party thereto. No shares of Stock, have been issued or disposed of in violation of any preemptive rights of any Person or applicable federal or state securities laws. Except as set forth in this Agreement or pursuant to the laws of Florida applicable to corporations generally, there are no restrictions, including but not limited to, self-imposed restrictions, on the retained earnings of ATC or on the ability of ATC to declare and pay dividends. There are no stock appreciation rights, equity appreciation plans, stock valuation plans

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or similar agreements or arrangements pursuant to which any
Person shall have the right to receive any money or property with respect to the equity securities, capital structure or shareholders equity, or any increase in the value of any of them, of ATC

     3.4 Title to ATC Shares. Each of the Shareholders has full record and beneficial ownership of the number of shares of Common Stock set forth opposite his name below. Each Shareholder holds all such shares of Common Stock free and clear of all Liens, and possesses full legal power to convey same to Purchaser free and clear of Liens.

                                             Number of Shares
                   Shareholder                of Common Stock
               ------------------------      ----------------

               Paul Stevens Group              14,828,000
               John Charles Skip Headen         5,172,000

     3.5 Subsidiaries; Shareholder Loans. ATC does not have any Subsidiaries. Furthermore, ATC does not own any equity, profit sharing, participation or other interest in any Person. ATC does not have any loans outstanding to or from any of its Shareholders or other Affiliates.

     3.6 Consents and Approvals. Except as set forth in or otherwise required by this Agreement, the execution, delivery and performance by each of the Shareholders of this Agreement and the consummation of the Transactions by them requires no consent, approval, waiver, order or authorization of, action by or in respect of, or registration or filing with, any Governmental Body or other Person.

     3.7 No Violations. The execution, delivery and performance of this Agreement by each of the Shareholders, the consummation by each of the Shareholders of the Transactions or compliance by each of the Shareholders with any of the provisions of this Agreement does not and will not (a) conflict with or result in any breach or violation of any provision of the Articles of Incorporation or Bylaws of ATC, (b) result in a default, or give rise to any right of termination, cancellation or acceleration or loss of any material benefit (with or without the giving of notice or lapse of time or both), under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, trust (constructive or otherwise), agreement, lease (of real or personal property) or other instrument or obligation to which either Shareholder or ATC is a party or by which either Shareholder or ATC may be bound, (c) result in the creation or imposition of any Lien, on any of the property of ATC, (d) violate any Order, statute, rule or regulation applicable to any Shareholder or ATC, or (e) violate any territorial restriction on the Business of ATC or any noncompetition or similar arrangement binding upon ATC.

     3.8 Instruments in Full Force and Effect. Schedule 3.8 contains a complete and accurate list of all ATC's material contracts, agreements, understandings, commitments and obligations, whether written or oral and ATC has provided copies of such material contracts to

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Purchaser prior to the date hereof (including, without
limitation, Leases, customer and vendor contracts, licenses, royalties, operating and capital leases, assignments and similar agreements) of ATC (the "Material Contracts"). ATC is not a party to any agreement, contract or covenant limiting the freedom of ATC or any party contracting with ATC from competing in any line of business with any Person in any geographic area. The Material Contracts are valid, binding and in full force and effect against ATC and have not been amended or supplemented in any manner or respect except as disclosed on Schedule 3.8.
Except as set forth on Schedule 3.8, there are no defaults by ATC under the Material Contracts and the Shareholders know of no defaults thereunder by any other party thereto, and no event has occurred that with the lapse of time or action or inaction by any party thereto would result in a violation thereof or a default thereunder. Subject to any required third party consents, none of the rights under the Material Contracts will be impaired by the consummation of the Transactions, and all such rights will inure to and be enforceable by Purchaser after the date hereof without the authorization, consent, approval, or filing with, any other Person.

     3.9  Financial Statements, Undisclosed Liabilities, Etc.

          (a) Shareholders have delivered to Purchaser the unaudited balance sheet of ATC dated as of February 26, 1998 (the "Balance Sheet") and the unaudited statements of operations for the periods then ended (such Balance Sheet and the related statements of operations being hereinafter collectively referred to as the "Financial Statements").
     Schedule 3.9 of the Disclosure Schedules contains a true and correct copy of the Financial Statements.

          (b) The Financial Statements have been prepared in conformity with GAAP, consistently applied, and on that basis fairly present the financial position of ATC as of the respective dates thereof and for the respective periods indicated. The Financial Statements are true, complete and correct in all material respects and have been prepared from the books and records of ATC consistently with ATC's past practices.

          (c) The trade accounts and other receivables of ATC which are classified as current assets on the Balance Sheet are or were bona fide receivables, were acquired in the ordinary course of business, are stated in accordance with GAAP and, subject to the reserve for doubtful accounts, if any, are good and collectible. There are no receivables of ATC owed by Affiliates thereof which are not disclosed in the Financial Statements.

          (d) ATC has no liabilities (contingent or otherwise) other than:

               (i)  those set forth and adequately reserved
               against in the Balance Sheet, and

               (ii) those incurred since the date of the Balance Sheet in the ordinary course of business, consistent with past practices and listed in the Disclosure Schedule which do not, in the aggregate, exceed $ 5,000.00.

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          (e)  ATC has no Debt other than as disclosed in the
     Financial Statements and the Disclosure Schedule.

          (f) The ATC books of account have been accurately kept in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities have been properly recorded in such books.

          (g) The inventories of ATC reflected on the Balance Sheet have been valued in accordance with GAAP, and the value of obsolete materials and materials of below standard quality has been written down or reserved against in accordance with GAAP. There have been no write-ups of inventories or other assets.

          (h) The aggregate fair market value of the equipment used in the operation of the Business is at least equal to the aggregate net book value thereof as set forth on the Balance Sheet.

     3.10 Title to and Condition of Assets and Property.

          (a) Except for assets sold in the ordinary course of business consistent with prior practice since the date of the Balance Sheet, the assets currently held by ATC (the "Assets") are all of the assets (whether real, personal, tangible or intangible), privileges, rights, interests and properties of ATC, that were used in, or intended for use in, or that are necessary for the continued conduct of the Business (including, without limitation, all personal property reflected on the Balance Sheet). Except as specifically set forth herein, ATC has good and marketable title (in fee simple) to all Assets and such Assets are free and clear of all Liens, except for the Permitted Encumbrances. All material tangible Assets (i) are currently in good operating condition and repair, ordinary wear and tear excepted, (ii) are suitable for the use to which the same are customarily put, (iii) are free from defects other than minor defects that do not interfere with or detract from the use or value thereof, (iv) are merchantable and not obsolete, (v) are of a quality and quantity presently usable in the ordinary course of the operation of the Business,
     (vi) conform in all material respects with all applicable legal requirements, and (vii) have been maintained in accordance with the highest of industry practice. All of the material fixed assets reflected in the Balance Sheet are stated at cost less aggregate allowances for depreciation and amortization, which have been provided for based upon the estimated useful lives of the assets currently used in the operation of the Business.

          (b) Since the date of the Balance Sheet, ATC has not sold, transferred, leased, distributed or otherwise disposed of any of its assets or properties, or agreed to do so except for sales of products in the ordinary course of business or the disposition of immaterial assets in the ordinary course of business or which in the reasonable judgment of management are not necessary or advisable to the efficient operations of the Business.

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          (c)  Set forth in the exhibit attached is a true and
     complete description of all real and personal property currently leased or otherwise occupied or used but not owned by ATC, true, correct and complete copies of which leases and other agreements, including all amendments and modifications thereto have been provided to Purchaser (collectively, the "Leases"). Each of the Leases is a valid and binding obligation of the parties thereto and neither ATC nor the lessor thereunder has been or is in default thereunder, and no condition exists that with notice or lapse of time or both would constitute a default under any such Lease. ATC enjoys peaceful and undisturbed possession under all such Leases to which it is a party. None of the rights of ATC under any Lease will be impaired by the consummation of the Transactions.

          (d) Set forth in the exhibit attached is a true and correct list of the names of each bank, savings and loan or other financial institution in which ATC has an account of any kind or nature whatsoever, including checking accounts, cash contribution accounts, safe deposit boxes and lock-box arrangements (each a "Bank Account"), together with a list of account numbers and the names of all Persons authorized to draw thereon or to have access thereto. ATC does not maintain a Bank Account other than as set forth below.

     3.11 Investigation, Litigation and Compliance with Laws. Except as set forth in this Section 3.11, there is no Proceeding pending or threatened against, relating to or affecting ATC or any of its Assets or any officer or director of ATC, at law or in equity, before any Governmental Body nor is there any basis for asserting the foregoing. The Proceedings listed in this
Section 3.11, if any, (i) pertain to routine claims by Persons other than Governmental Bodies that are covered by insurance (subject to applicable insurance deductibles), (ii) pertain to normal product warranty claims arising in the usual and ordinary course of business for replacement of products processed by ATC which in the aggregate may be satisfied at nominal cost to ATC and (iii) will not, singularly or in the aggregate, have, if prosecuted to judgment against ATC or its Assets, a Material Adverse Effect. Neither ATC nor any of its Assets is specifically by name, subject to any currently existing Order. ATC has not violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other Governmental Body or any Order of any Governmental Body, applicable to its Business, except where such violations or failure to comply would not have a Material Adverse Effect. The Business is in conformity with all federal, state and local energy, public utility, health, and OSHA requirements and all other federal, state and local governmental and regulatory requirements. There is no basis for the assertion of any Proceeding by any Governmental Body or any Person regarding any violation of the Environmental Laws, federal or state securities laws or any other law, which, if determined adversely to ATC, could have a Material Adverse Effect on ATC.

     3.12 Absence of Changes. Since incorporation, the Business of ATC has been operated in the ordinary course consistent with past practice and, except as set forth in this Section 3.12, there has not been (a) any material adverse change in the Business, operations, properties, condition (financial or otherwise), prospects, assets or liabilities of ATC (contingent

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or otherwise, whether due or to become due, known or unknown);
(b) any dividend declared or paid or distribution made on the Stock of ATC, or any capital stock of ATC, redeemed or repurchased; (c) any incurrence of Debt by ATC; (d) any salary, bonus or compensation increases to any officers, employees or agents of ATC; (e) any pending or threatened litigation or disputes affecting ATC or any of its respective assets; (f) any transaction or contract, or amended or terminated any transaction or contract by ATC, except normal transactions or contracts consistent in nature and scope with prior practices and entered into in the ordinary course of business consistent with past practices; (g) any mortgage, sale, transfer, distribution or other disposition of any material assets by ATC; (h) any damage, destruction or loss by ATC to or of its respective assets except in the ordinary course of business and except to the extent that any asset damaged, destroyed or lost has been repaired or replaced; (i) except in the ordinary course of business and consistent with past practice, any capital expenditures for additions to property, plant or equipment; (j) any grant or credit to any customer or distributor on terms materially more favorable than the terms on which credit has been extended to such customer or distributor in the past nor changed the terms of any credit previously extended; (k) any order accepted by a customer that is more than 60 days delinquent in an account receivable of ATC; or (l) any other change in the nature of, or the manner of conducting, the Business, other than changes that neither have had, nor reasonably may be expected to have, a Material Adverse Effect.

     3.13 Environmental Matters. No Hazardous Material exists in any structure located on, or exists on or under the surface of, the Real Property or any other real property owned, leased or otherwise used by ATC, any predecessor or successor of ATC or any affiliate of ATC in connection with the Business. Except to the extent specifically set forth in this Section 3.13, ATC has never been in violation of any Environmental Law. Except as set forth in this Section 3.13, there are not any environmental assessments or audits of either of ATC or any of their respective assets. There is no Proceeding pending or threatened against ATC relating to the environment nor is there a basis for the assertion against ATC of any Proceeding. Except as set forth in this Section 3.13, ATC has not received notice of, nor does it know of, any past, present or future events, conditions, facts, circumstances, activities, practices, incidents, actions or plans that may interfere with or prevent compliance or continued compliance or that might constitute a violation of any Environmental Laws which relate to the use, ownership or occupancy of the Real Property or the operation of the Business. There are no underground storage tanks, pits, sumps or impoundments (as defined under the Environmental Laws) located on or under the Real Property or on any other real property owned, leased or otherwise used by ATC, any predecessor or successor to ATC or Affiliate of ATC in its Business.

     3.14 Permit Matters. ATC maintains all Permits required to operate as a business or to operate the Business. Each of such Permits and ATC's rights with respect thereto (a) is valid and subsisting, in full force and effect, and enforceable by ATC and
(b) following consummation of the Transactions, will continue to be valid and subsisting in full force and effect and enforceable by Purchaser without any consent or approval of any Governmental Body or third party; or, in lieu of such existing Permits, replacement or substitute Permits will be available to or obtainable by Purchaser at little or no cost in the ordinary course without any interruption of the conduct of the Business following the date hereof, assuming timely applications therefor and reasonable diligence in pursuit thereof by Purchaser. ATC is in compliance in all material respects with the terms of the Permits. None of such Permits have been, or to the knowledge of the Shareholders, are threatened to be, revoked, canceled, suspended or modified.

     3.15 Taxes.   All Taxes, assessments and other governmental
charges that are due and payable by ATC, other than those presently payable without penalty or interest, have been timely paid, and ATC has timely filed all federal, state and other Tax returns required by law to be filed by it. All such Tax reports or returns are true, complete and correct in all respects with regard to ATC for the periods covered thereby. ATC is not delinquent in the payment of any Tax, assessment or governmental charge. There is no Tax deficiency asserted against ATC, and there is no unpaid assessment, proposal for additional Taxes, deficiency or delinquency in the payment of any of the Taxes of ATC or any violation of any federal, state, local or foreign Tax law that could be asserted by any taxing authority. There are no Tax Liens upon any Assets. No Internal Revenue Service, state or local, audit, investigation or Proceeding of ATC is pending or threatened, and the results of any completed audits are properly reflected in the Financial Statements. ATC has not granted any extension to any taxing authority of the limitation period during which any Tax liability may be asserted. ATC has not committed any material violation of any federal, state, local or foreign Tax laws. All monies required for the payment of Taxes not yet due and payable with respect to the operations of ATC through and including the date hereof have been approved, reserved against and entered upon the books and Financial Statements. All monies required to be withheld by ATC from employees or collected from customers for income taxes, social security and unemployment insurance taxes and sales, excise and use taxes, and the portion of any such taxes to be paid by ATC to governmental agencies or set aside in accounts for such purpose have been approved, reserved against and entered upon the books and Financial Statements.

     3.16 Product Warranties. There is no claim against or liability of ATC on account of product warranties or with respect to the manufacture, process or sale of products, and there is no basis for any such claim on account of products heretofore manufactured, processed or sold.

     3.17 Transactions with Affiliates.   Except as set forth
herein since the date of the Balance Sheet, ATC has not engaged in any loans, leases, contracts or other transactions with any director, officer or key employee of ATC, or any member of any such individual's immediate family or any other Affiliate thereof.

     3.18 Disclosure.

          (a) The Shareholders have delivered or made available to Purchaser true, complete and correct copies of all documents listed herein and all other information requested for deciding whether to consummate the Transaction contemplated hereby. No representation or warranty of Shareholders or contained in this Agreement contains any untrue statement. No representation or warranty of the Shareholders contained in this

     Agreement or statement in the Disclosure Schedules attached hereto omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

          (b) There is no fact known to any of the Shareholders which has specific application to the Business and which could have a Material Adverse Effect but which has not been set forth in this Agreement.

          (c) The disclosures in the Disclosure Schedules attached hereto shall relate only to the representations and warranties in the Section of this Agreement to which they expressly relate and to no other representation or warranty in this Agreement.

          (d) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedules attached hereto (other than an exception expressly set forth as such in the Disclosure
     Schedule in relation to a specifically identified representation or warranty), those in this Agreement shall control.

     3.19 Investment in Acquisition Shares. Each of the Shareholders represents that he is purchasing the Acquisition Shares for investment, without any view to the sale or further distribution of any part thereof. THE SHAREHOLDERS RECOGNIZE THAT THE ACQUISITION SHARES ARE HIGHLY SPECULATIVE AND THAT THE RISK OF LOSS OF ALL OR A PORTION OF ANY INVESTMENT THEREIN IS HIGH. Each of the Shareholders represents that he has adequate means for providing for his current and future contingencies, has no need for liquidity with regard to his investment in the Acquisition Shares and is able to bear the economic risk of the investment therein including, but not limited to, complete loss of such investment or possible adverse tax consequences. Each of the Shareholders represents, warrants and covenants that he will not dispose of any of the Acquisition Shares being acquired pursuant to the Transactions unless and until (i) he has delivered to the Purchaser an opinion of counsel in form and substance, and from counsel reasonably acceptable to counsel for the Purchaser, to the effect that the contemplated transfer of the Acquisition Shares is exempt from the registration requirements of and otherwise in compliance with the Securities Act and any applicable state securities laws or (ii) such Acquisition Shares have been validly registered with the SEC and any and all applicable state securities boards.

4.   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Shareholders that the following are true and correct as of the date of this Agreement, regardless of what investigations, if any, the Shareholders shall have made prior hereto:

     4.1 Organization; Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full corporate power and authority to own and lease all of the properties and assets it now owns and leases and to carry on its business as now being conducted. Purchaser is duly qualified as a foreign corporation and is in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure so to qualify would not have a Material Adverse Effect on Purchaser.

     4.2 Authority Relative to this Agreement. Purchaser has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the Transactions contemplated hereby. The execution and delivery by the Purchaser of this Agreement and the consummation of the Transactions contemplated hereby and thereby, have been duly and validly authorized by the Board of Directors of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary with respect thereto. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as enforcement hereof may be limited by Insolvency Laws. Purchaser will take all corporate action that is necessary for Purchaser to complete the Transactions and that is required to be completed by Purchaser pursuant to this Agreement.

     4.3 Acquisition Shares. The Acquisition Shares to be issued to the Shareholders upon execution of this Agreement shall be validly issued and outstanding, fully paid and nonassessable. The Acquisition Shares will be "restricted securities" (as such term is defined in Rule 144 promulgated under the Securities Act) and will not be registered with the SEC under the Securities Act.

     4.4  Financial Statements.

          (a) Purchaser will use its best efforts to delivered to Shareholders the audited balance sheets of the Purchaser dated as of June 30, 1997 (the "FOI Balance Sheet") and the audited statement of operations for the period then ended (such FOI Balance Sheet and the related statement of operation being hereinafter collectively referred to as the "FOI Financial Statements"); however, Purchaser represents and Shareholders acknowledge, Purchaser has no assets, no operations, no employees, and no income or revenue.

          (b) The FOI Financial Statements have been prepared in conformity with GAAP, consistently applied, and on that basis fairly present the financial position of the Purchaser (subject to the absence of footnotes and to normal, recurring year-end adjustments, which do not, and will not, have a Material Adverse Effect on the Purchaser), as of the date thereof and for the period indicated. The FOI Financial Statements are true, complete and correct in all material respects and have been prepared for the books and records of the Purchaser consistently with the Purchaser's past practices.

     4.5 Investment in Stock. Purchaser represents that it is purchasing the Stock for investment, without any view to the sale or further distribution of any part thereof. Purchaser represents, warrant and covenants that it will not dispose of any of the Stock being acquired pursuant to the Transactions unless and until (i) it has obtained an exemption from the registration requirements of the Securities Act and any applicable state securities laws or (ii) such Stock has been validly registered with the SEC and any and all applicable state securities boards.

     4.6 No Further Warranties. Except as specifically provided in this Article 4, the Purchaser makes no warranties, express or implied, and makes no representations with respect to the assets, business operations or prospects of Purchaser.

5.   ADDITIONAL AGREEMENTS

     5.1 Agreement to Consummate. At any time after the date hereof, if any further action is necessary, proper or advisable to carry out the purposes of this Agreement, then as soon as is reasonably practicable, each party to this Agreement shall take, or cause its proper officers to take, such action.

     5.2 Agreement Regarding Brokers. Each party agrees that he or it will pay or dispute, and hold the other parties harmless from, any claims of brokers or others for finder's or brokerage fees asserted as a result of representations by such party to such brokers or others, regardless of whether the existence of such brokers or others are disclosed herein.

     5.3 Agreement Regarding FOI. Each party understands and acknowledges that FOI has not conducted business since approximately July 1, 1995 and that FOI has not timely filed all forms, reports and documents with the SEC since March 31,1993 that are required to be filed by it under the Exchange Act, including, without limitation, Forms 10-Q, 10-K and 8-K. Shareholders agree that upon the execution of this Agreement and for the twelve (12) month period thereafter, Shareholders shall
(a) cause FOI to meet all filing and registration requirements under the Exchange Act and (b) otherwise cause FOI to be current under the Exchange Act.

     5.4 Notice. The Shareholders shall promptly give notice to the Purchaser upon becoming aware of the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event that would cause or constitute, any of their representations or warranties being or becoming untrue. The Purchaser will promptly give notice to ATC and the Shareholders upon becoming aware of the occurrence or failure to occur, of any event that would cause or constitute, any of their representations or warranties being or becoming untrue.

6.   SURVIVAL AND INDEMNIFICATION

     6.1 Survival of Representations and Warranties. The representations and warranties of the Shareholders shall survive the date of this Agreement. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties that are contained herein.


                               -15

     6.2  Indemnity.

          (a) Shareholders jointly and severally agree to indemnify and hold Purchaser, its officers, directors, agents, attorneys and accountants ("Purchaser Indemnitees") harmless from any and all damages, losses which shall include any diminution in value, liabilities (joint or several), payments, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including without limitation, fees, disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation and preparation) of any kind or nature whatsoever (collectively "Damages"), directly or indirectly resulting from, relating to or arising out of:

               (i) any breach or nonperformance (partial or total) of, or inaccuracy in, any representation or warranty or covenant or agreement of either of the Shareholders contained in this Agreement which survives the date of this Agreement;

               (ii) any losses or costs of defending against any claims which may be made against Purchaser by any Person claiming violations of any local, state, or federal laws relating to the employment relationship, including, but not limited to, wages, hours, concerted activity, nondiscrimination, occupational health and safety and the payment and withholding of Taxes, where such claims arise out of circumstances occurring prior to the date of this Agreement;

               (iii) any actual or threatened violation of or non-compliance with, or remedial obligation arising under, any Environmental Laws arising from any event, condition, circumstance, activity, practice, incident, action or plan existing prior to the date of this Agreement relating in any way to the assets or business of ATC;

               (iv) any damage, deficiency or cost, claim or liability arising from or relating to the obligations of ATC to file returns with regard to and to pay Taxes, whether to the U.S. or any political subdivision thereof;

               (v) any obligation or liability, absolute or contingent, which is not reflected or provided for in the Balance Sheet, except any such obligation or liability (x) incurred or accrued subsequent to the date of the Balance Sheet in good faith, in the ordinary course of business, consistent with past practice and not in violation of this Agreement or (y) otherwise permitted under the terms of this Agreement to be incurred or accrued.

     6.3 Indemnification if Negligence of Indemnitee. The indemnification provided in this Article 6 shall be applicable whether or not negligence of the applicable Purchaser Indemnitee is alleged or proven.

     6.4 No Third Party Beneficiaries. The foregoing indemnification is given solely for the purpose of protecting the parties to this Agreement and the Purchaser Indemnitees and shall not be deemed extended to, or interpreted in a manner to confer any benefit, right or cause of action upon, any other Person.

     6.5 Indemnification Notice. If a Purchase Indemnitee intends to exercise its right to indemnification provided in this
Article 6, such Purchaser Indemnitee shall provide the party or parties from whom the indemnification will be sought (the "Indemnitor") at least fifteen (15) days prior written notice (the "Indemnification Notice") of such Purchaser Indemnitee's intention to do so and the facts or circumstances giving rise to the claim ("Indemnification Claim"). Nothing contained herein shall preclude Purchaser Indemnitee from taking any actions deemed reasonably necessary or appropriate in response to any third party claims during such interim period. An Indemnification Claim may, at the option of the Purchaser Indemnitee, be asserted as soon as any situation, event or occurrence has been noticed by the Purchaser Indemnitee regardless of whether actual harm has been suffered or out-of-pocket expenses incurred. During such fifteen (15) day period, the Indemnitor shall be entitled to cure the defect or situation giving rise to the Indemnification Claim to the satisfaction of the Purchaser Indemnitee. If the Indemnitor is unwilling or unable to cure the defect giving rise to the Indemnification Claim during such fifteen (15) day period, the Purchaser Indemnitee may, on the sixteenth (16th) day after the Indemnification Notice, seek indemnification as provided in this Article 6.

     6.6 Remedies of Purchaser. In any proceeding by Purchaser to assert or prosecute any claims under, or to otherwise enforce, this Agreement, the Shareholders covenant and agree that they shall not assert as a defense or bar to recovery by Purchaser, and hereby waive any right to so assert such defense or bar such recovery, that (a) prior to the date of this Agreement, ATC shall have had knowledge of the circumstances giving rise to the claim being pursued by it; (b) prior to the date of this Agreement, ATC engaged in conduct or took action that caused or brought about the circumstances giving rise to its claim, or otherwise contributed thereto; or (c) the Shareholders have a right of contribution from ATC to the extent that there is any recovery against them.

7.   GENERAL PROVISIONS AND OTHER AGREEMENTS

     7.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if and when delivered personally or transmitted by telex, telecopy or telegram, mailed by registered or certified mail (return receipt requested) or sent by a recognized next business day courier to the following persons at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  If to Purchaser:

               The Furia Organization, Inc.
               P. O. Box 795517
               Dallas, Texas 75379-5517
               Attention:  Waylon E. McMullen
               Telecopy:  (972) 239-2295

               with a copy to:

               Arter & Hadden LLP
               1717 Main Street, Suite 4100
               Dallas, Texas  75201
               Attention:  Joel T. Held, Esq.
               Telecopy:  (214) 741-7139

          (b)  If to the Shareholders:

               Paul Stevens
               2127 Brickel l Avenue PH3802
               Miami, Florida  33129
               Telecopy:  (305) 860-0005

               John Charles Skip Headen
               18523 Michaelangelo Drive
               Dallas, Texas 75287
               Telecopy:  (972) 306-4284

     7.2 Fees and Expenses. The Shareholders shall pay the Transaction Expenses of FOI including Legal not to exceed $15,000.00 and Accounting not to exceed $15,000.00; provided, however, that the Transactions are completed. The Shareholders shall pay all of their own Transaction Expenses and all other expenses incurred in connection with this Agreement and the Transactions.

     7.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Terms such as "herein," "hereof," "hereinafter" refer to this Agreement as a whole and not to the particular sentence or paragraph where they appear, unless the context otherwise requires. Terms used in the plural include the singular, and vice versa, unless the context otherwise requires.

     7.4 Counterparts. This Agreement may be executed by facsimile in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     7.5 Cost of Litigation. If any legal action or other proceeding is brought for the enforcement of this Agreement because of an alleged dispute, breach, default or misrepresentation in connection with the Agreement or the Transactions contemplated hereby, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in connection with such action or proceedings, in addition to any other relief to which it or they may be entitled.

     7.6 Waiver of Trial by Jury. Purchaser and the Shareholders hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, the Transactions contemplated hereby or the actions of any of the parties or their representatives in connection with the making, performance or enforcement thereof or hereof.

     7.7 Miscellaneous. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) is not intended to and shall not confer upon any other person any rights or remedies hereunder or otherwise with respect to the subject matter hereof, except for rights that may expressly arise as a consequence of the Transaction; (c) shall not be assigned by operation of law or otherwise, but may be assigned to a wholly-owned Subsidiary of Purchaser; (d) has been drafted by all of the parties to this Agreement and should not be construed against any of the parties hereto; and (e) shall be governed in all respects, including validity, interpretation and effect by the substantive laws of the State of Texas without regard to conflict of law provisions.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or have caused this Agreement to be executed by their duly authorized officers.

                              THE FURIA ORGANIZATION, INC.,
                              a Delaware corporation


                              By:  /s/ WAYLON E. MCMULLEN
                                 ------------------------------
                              Name:  Waylon E. McMullen
                              Title:  President & CEO

                              SHAREHOLDERS:


                              /s/ John Charles Skip Headen
                              ----------------------------------
                              John Charles Skip Headen

                              PAUL STEVENS GROUP:

                              ECONOMIAS Y ESTRATEGIAS
                              CONSULTING



                              By:  /s/ PAUL STEVENS*
                                 -------------------------------
                              Its:
                                  ------------------------------



                                   /s/ PAUL STEVENS
                              ----------------------------------
                              Paul Stevens



                                   /s/ PAUL STEVENS *
                              ----------------------------------
                              Giovanna Gallotini



                                   /s/ PAUL STEVENS *
                              ----------------------------------
                              Luis J. Suarez



                                   /s/ PAUL STEVENS *
                              ----------------------------------
                              Mercy Suarez



                                   /s/ PAUL STEVENS *
                              ----------------------------------
                              Juan M. Suarez



                                   /s/ PAUL STEVENS *
                              ----------------------------------
                              Penny Rose Teissonniere

                                   /s/ PAUL STEVENS *
                              ----------------------------------
                              Jorge Tomas Buces



                                   /s/ PAUL STEVENS *
                              ----------------------------------
                              James A. Stevens



                                   /s/ PAUL STEVENS *
                              ----------------------------------
                              Michael Nunez Ledo



                                   /s/ PAUL STEVENS *
                              ----------------------------------
                              Filiberto Fernandez

                              *  Executed by Paul Stevens by
                                 Power of Attorney

                           EXHIBIT 1.1

LIST OF STOCKHOLDERS AND NUMBER OF SHARES

PAUL STEVENS                                 12,068,000
2127 BRICKEL 1 AVENUE PH3802
MIAMI, FL  33129

ECONOMIAS Y ESTRATEGIAS CONSULTING              100,000
PRADO 15 4TO C 28014
MADRID, SPAIN

GIOVANNA GALLOTINI                               20,000
826 HARRISSON ST.
HOLLYWOOD, FLORIDA

LUIS J. SUAREZ AND MERCY SUAREZ                  20,000
13061 SW 106TH ST.
MIAMI, FL  33186

JUAN M. SUAREZ & PENNY ROSE TEISSONNIERE         20,000
BOX 316 SENORIAL STATION
SAN JUAN, PUERTO RICO  00926

JORGE TOMAS BUCES                             1,200,000
114 DOUGLAS ROAD
APT. 5
CORAL GABLES, FL  33134

JAMES A. STEVENS                                300,000
CALLE 6 S7-8
URB VILLAS DE PARANA
RIO PIEDRAS, PUERTO RICO  00926-6129

MICHAEL NUNEZ LEDO                              600,000
2952 SOUTH MIAMI AVENUE
MIAMI, FL  33129

FILIBERTO FERNANEZ                              500,000
4920 SUAREZ ST.
CORAL GABLES, FL  33146
                                           ____________
                                             14,828,000

                             EXHIBIT
                             -------


Bank Account for Americom Telecommunications Corporation is maintained at:

TRANSATLANTIC BANK
Flagler Station Branch
48 East Flagler Street
Miami, Florida  33131